EXHIBIT B

Harvard’s Transactions for May 17, 2003 – July 16, 2003

Date of Transaction	Shares of Common Stock Bought	Shares of Common Stock Sold	Price Per Share
June 16, 2003		7,900	$13.0462
June 17, 2003		125,000	$13.05
June 17, 2003		31,500	$13.0342
June 18, 2003		7,000	$12.9963
June 19, 2003		300	$12.93
June 25, 2003		2,900	$12.8738
July 1, 2003		6,400	$13.0405
July 2, 2003		58,600	$13.2986
July 3, 2003		6,100	$13.2577
July 7, 2003		36,800	$13.3757
July 8, 2003		66,100	$13.4558
July 9, 2003		28,300	$13.7804
July 10, 2003		54,700	$13.6533
July 11, 2003		29,700	$13.4424
July 14, 2003		10,800	$13.6462
July 15, 2003		20,500	$13.7101
July 16, 2003		64,100	$13.7209